Exhibit 99.1

May 3, 2011	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Partners Announces Significantly Higher
First-quarter 2011 Financial Results;
Reaffirms 2011 Earnings Guidance

TULSA, Okla. – May 3, 2011 – ONEOK Partners, L.P. (NYSE: OKS) today announced first-quarter 2011 earnings of $1.16 per unit, compared with 57 cents per unit for the first quarter 2010.   Net income attributable to ONEOK Partners was $150.9 million for the first quarter 2011, compared with $83.9 million for the same period in 2010.

The partnership also reaffirmed its 2011 net income guidance, announced on Jan. 18, 2011, in the range of $525 million to $575 million.  The partnership's distributable cash flow is still expected to be in the range of $625 million to $675 million.

In the first quarter 2011, earnings before interest, taxes, depreciation and amortization (EBITDA) were $254.2 million, compared with $186.7 million in the first quarter 2010.

Distributable cash flow (DCF) for the first quarter 2011 was $184.5 million, compared with $122.3 million in the first quarter 2010.

“All of our businesses performed well in the quarter,” said John W. Gibson, chairman, president and chief executive officer of ONEOK Partners.  “Our natural gas liquids segment turned in exceptional results due to favorable natural gas liquids price differentials and increased transportation and fractionation capacity available for optimization activities.

“The natural gas gathering and processing segment benefited from higher commodity prices and increased drilling activity in the Williston Basin, which resulted in additional natural gas volumes being processed in the Bakken Shale,” said Gibson.

Operating income for the first quarter 2011 was $177.6 million, compared with $120.2 million for the first quarter 2010.

    The increase in first-quarter 2011 operating income reflects favorable natural gas liquids (NGL) price differentials, increased NGL fractionation and transportation capacity available for optimization activities and contract renegotiations in the natural gas liquids segment, and the

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ONEOK Partners Announces Significantly Higher First-quarter 2011 Financial Results;
Reaffirms 2011 Earnings Guidance

May 3, 2011

natural gas gathering and processing segment benefited from higher net realized commodity prices and changes in contract terms.

These increases were offset partially by the impact of the deconsolidation of Overland Pass Pipeline Company following the sale of a 49-percent ownership interest in September 2010.  These results are now included in equity earnings from investments in the natural gas liquids segment.

In addition, operating costs were $108.7 million in the first quarter of 2011, compared with $96.3 million for the same period last year.  This increase was due primarily to higher employee-related costs associated with incentive and benefit plans administered by ONEOK and higher property taxes.

Equity earnings from investments were $32.1 million in the first quarter 2011, compared with $21.1 million in the same period in 2010.  This increase was due primarily to increased contracted capacity on Northern Border Pipeline, in which the partnership owns a 50-percent interest.  Additionally, ONEOK Partners’ 50-percent interest in Overland Pass Pipeline is included in equity earnings from investments, effective September 2010.

Capital expenditures increased to $144.8 million, compared with $35.8 million in the first quarter 2010, due to construction costs related to the recently announced growth projects.

> View earnings tables

FIRST-QUARTER 2011 SUMMARY:

•	Operating income of $177.6 million, compared with $120.2 million in the first quarter 2010;
•	Natural gas gathering and processing segment operating income of $39.4 million, compared with $32.2 million in the first quarter 2010;
•	Natural gas pipelines segment operating income of $36.8 million, compared with $44.9 million in the first quarter 2010;
•	Natural gas liquids segment operating income of $100.7 million, compared with $43.9 million in the first quarter 2010;
•	Equity earnings from investments of $32.1 million, compared with $21.1 million in the first quarter 2010;
•	Increasing its 2011-2014 growth program to a range of approximately $2.7 billion to $3.3 billion by:
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Announcing in May investments of $910 million to $1.2 billion for additional natural gas liquid projects including the construction a new 570-plus-mile, 16-inch diameter NGL pipeline, the Sterling III Pipeline, to transport either unfractionated NGLs or NGL purity products from the Mid-Continent region to the Texas Gulf Coast; the reconfiguration of its existing Sterling I and II NGL distribution pipelines to transport

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ONEOK Partners Announces Significantly Higher First-quarter 2011 Financial Results;
Reaffirms 2011 Earnings Guidance

May 3, 2011

either unfractionated NGLs or NGL purity products; and the construction of a new 75-thousand barrels-per-day (MBbl/d) natural gas liquids fractionator, MB-2, at Mont Belvieu, Texas;
-
Announcing in January investments of $260 million to $305 million for additional projects in the Bakken Shale in the Williston Basin, which includes construction of a third 100 million cubic feet per day (MMcf/d) natural gas processing facility, the Stateline II plant;

•	Capital expenditures of $144.8 million, compared with $35.8 million in the first quarter 2010;
•
Completing a $1.3 billion public offering in January 2011 consisting of $650 million of five-year senior notes at a coupon of 3.25 percent and $650 million of 30-year senior notes at a coupon of 6.125 percent;

•	Having $617.4 million of cash and cash equivalents and no commercial paper or borrowings outstanding as of March 31, 2011, under the partnership’s $1.0 billion revolving credit facility; and
•	Increasing the quarterly cash distribution to $1.15 per unit from $1.14 per unit, payable on May 13, 2011, to unitholders of record as of April 29, 2011.

BUSINESS-UNIT RESULTS:

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported first-quarter 2011 operating income of $39.4 million, compared with $32.2 million for the first quarter 2010.

First-quarter 2011 results reflect a $7.9 million increase from higher net realized commodity prices; a $4.1 million increase due to changes in contract terms; and a $2.8 million increase from higher natural gas volumes processed in the Williston Basin from increased drilling activity in the Bakken Shale offsetting reduced drilling activity in certain parts of western Oklahoma and Kansas and weather-related outages.

These increases were offset partially by a $2.2 million decrease from lower natural gas volumes gathered as a result of continued production declines and reduced drilling activity in the Powder River Basin in Wyoming.

Operating costs in the first quarter 2011 were $38.0 million, compared with $34.4 million in the same period last year.  This increase was due primarily to higher employee-related costs associated with incentive and benefit plans administered by ONEOK.

Capital expenditures increased to $109.5 million, compared with $19.1 million in the first quarter 2010, due to construction costs related to the announced growth projects.

Key Statistics: More detailed information is listed in the financial tables.

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ONEOK Partners Announces Significantly Higher First-quarter 2011 Financial Results;
Reaffirms 2011 Earnings Guidance

May 3, 2011

•
Natural gas gathered totaled 992 billion British thermal units per day (BBtu/d), down 9 percent compared with the same period last year primarily due to continued production declines in the Powder River Basin in Wyoming, adjustments to drilling schedules by a western Oklahoma producer and weather-related outages, offset partially by increased drilling activity in the Bakken Shale; and down 5 percent compared with the fourth quarter 2010;

•
Natural gas processed totaled 641 BBtu/d, down 4 percent compared with the same period last year due to adjustments to drilling schedules by a western Oklahoma producer and weather-related outages, offset partially by increased drilling activity in the Bakken Shale; and down 5 percent compared with the fourth quarter 2010;

•	The realized composite NGL net sales price was $1.09 per gallon, up 10 percent compared with the same period last year and up 8 percent compared with the fourth quarter 2010;
•	The realized condensate net sales price was $76.25 per barrel, up 22 percent compared with the same period last year and up 19 percent compared with the fourth quarter 2010;
•
The realized residue gas net sales price was $6.06 per million British thermal units (MMBtu), up 17 percent compared with the same period last year and up 1 percent compared with the fourth quarter 2010; and

•	The realized gross processing spread was $8.33 per MMBtu, up 31 percent compared with the same period last year and up 8 percent compared with the fourth quarter 2010.

NGL shrink, plant fuel and condensate shrink discussed in the table below refer to the Btus that are removed from natural gas through the gathering and processing operation; it does not include volumes from the partnership’s equity investments.  The following table contains operating information for the periods indicated:

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ONEOK Partners Announces Significantly Higher First-quarter 2011 Financial Results;
Reaffirms 2011 Earnings Guidance

May 3, 2011

	Three Months Ended
	March 31,
Operating Information (a)	2011	2010
Percent of proceeds
NGL sales (Bbl/d)	5,759	5,014
Residue gas sales (MMBtu/d)	41,207	38,395
Condensate sales (Bbl/d)	1,953	1,918
Percentage of total net margin	58%	53%
Fee-based
Wellhead volumes (MMBtu/d)	991,778	1,092,061
Average rate ($/MMBtu)	$0.33	$0.30
Percentage of total net margin	33%	36%
Keep-whole
NGL shrink (MMBtu/d) (b)	11,971	13,819
Plant fuel (MMBtu/d) (b)	1,347	1,714
Condensate shrink (MMBtu/d) (b)	1,336	1,579
Condensate sales (Bbl/d)	270	320
Percentage of total net margin	9%	11%
(a) - Includes volumes for consolidated entities only.
(b) - Refers to the Btus that are removed from natural gas through processing operation.

The natural gas gathering and processing segment is exposed to commodity-price risk as a result of receiving commodities in exchange for services.  The following tables provide hedging information in the natural gas gathering and processing segment for the periods indicated:

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ONEOK Partners Announces Significantly Higher First-quarter 2011 Financial Results;
Reaffirms 2011 Earnings Guidance

May 3, 2011

	Nine Months Ending
	December 31, 2011
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d) (a)	5,488	$1.18	/ gallon	66%
Condensate (Bbl/d) (a)	1,648	$2.14	/ gallon	77%
Total (Bbl/d)	7,136	$1.40	/ gallon	68%
Natural gas (MMBtu/d)	25,118	$5.60	/ MMBtu	78%
(a) - Hedged with fixed-price swaps.

	Year Ending
	December 31, 2012
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d) (a)	5,169	$1.61	/ gallon	47%
Condensate (Bbl/d) (a)	1,819	$2.43	/ gallon	75%
Total (Bbl/d)	6,988	$1.82	/ gallon	52%
(a) - Hedged with fixed-price swaps.

	Year Ending
	December 31, 2013
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d) (a)	367	$2.55	/ gallon	2%
Condensate (Bbl/d) (a)	649	$2.55	/ gallon	25%
Total (Bbl/d)	1,016	$2.55	/ gallon	5%
(a) - Hedged with fixed-price swaps.

    The partnership’s natural gas gathering and processing segment currently estimates that a 1 cent per gallon change in the composite price of NGLs would change annual net margin by approximately $1.3 million.  A $1.00 per barrel change in the price of crude oil would change annual net margin by approximately $1.1 million.  Also, a 10 cent per MMBtu change in the price of natural gas would change annual net margin by approximately $1.4 million.  All of these sensitivities exclude the effects of hedging and assume normal operating conditions.

Natural Gas Pipelines Segment

The natural gas pipelines segment reported first-quarter 2011 operating income of $36.8 million, compared with $44.9 million for the first quarter 2010.

    First-quarter 2011 results reflect a $2.8 million decrease from lower transportation margins, primarily as a result of lower contracted transportation capacity on Midwestern Gas Transmission and lower interruptible transportation volumes due to narrower natural gas price

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ONEOK Partners Announces Significantly Higher First-quarter 2011 Financial Results;
Reaffirms 2011 Earnings Guidance

May 3, 2011

differentials; and a $2.0 million decrease from the effect of lower natural gas prices on its retained fuel position.  These decreases were offset partially by an increase of $1.4 million due to higher natural gas storage margins.

Operating costs were $27.0 million in the first quarter 2011, compared with $22.8 million in the same period last year.  This increase was due primarily to higher property taxes associated with the previously completed capital projects and higher employee-related costs associated with incentive and benefit plans administered by ONEOK.

Equity earnings from investments were $21.0 million in the first quarter 2011, compared with $15.1 million in the same period in 2010.  This increase was due to higher contracted capacity on Northern Border Pipeline, in which the partnership owns 50 percent, as a result of wider natural gas price differentials.

Key Statistics: More detailed information is listed in the financial tables.

•
Natural gas transportation capacity contracted totaled 5,608 thousand dekatherms per day, down 5 percent compared with the same period last year due primarily to lower contracted capacity on Midwestern Gas Transmission; and relatively unchanged from the fourth quarter 2010;

•	Natural gas transportation capacity subscribed was 87 percent compared with 91 percent subscribed for the same period last year and relatively unchanged from the fourth quarter 2010; and
•	The average natural gas price in the Mid-Continent region was $4.10 per MMBtu, down 18 percent compared with the same period last year and up 13 percent compared with the fourth quarter 2010.

Natural Gas Liquids Segment

The natural gas liquids segment reported first-quarter 2011 operating income of $100.7 million, compared with $43.9 million for the first quarter 2010.

First-quarter 2011 results reflect a $56.4 million increase due to higher NGL optimization margins as a result of favorable NGL price differentials and increased NGL fractionation and transportation capacity available for optimization activities between the Mid-Continent and Gulf-Coast markets due in part to the expiration of a fractionation-only contract at the Mont Belvieu, Texas, fractionator in September 2010; an $8.9 million increase from higher NGL gathering volumes and contract renegotiations associated with its exchange services activities; and a $2.9 million increase due to higher storage margins as a result of contract renegotiations.

These increases were offset partially by an $11.9 million decrease, compared with the same period last year, due to the deconsolidation of Overland Pass Pipeline in September 2010.

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ONEOK Partners Announces Significantly Higher First-quarter 2011 Financial Results;
Reaffirms 2011 Earnings Guidance

May 3, 2011

Operating costs were $43.9 million in the first quarter 2011, compared with $41.0 million in the first quarter 2010, due primarily to higher employee-related costs associated with incentive and benefit plans administered by ONEOK and higher property taxes.  These increases were offset partially by the deconsolidation of Overland Pass Pipeline in September 2010.

Depreciation and amortization expense was $15.3 million for the first quarter 2011, compared with $18.3 million for the same period in 2010.  This decrease was due primarily to the deconsolidation of Overland Pass Pipeline in September 2010.

Equity earnings from investments were $4.8 million in the first quarter 2011, compared with $0.4 million in the same period in 2010.  This increase was due to the deconsolidation of Overland Pass Pipeline in September 2010.

Key Statistics: More detailed information is listed in the financial tables.

•
NGLs fractionated totaled 488 MBbl/d, down 1 percent compared with the same period last year due primarily to weather-related outages in the Mid-Continent and an unplanned outage at Mont Belvieu; and down 8 percent compared with the fourth quarter 2010;

•
NGLs transported on gathering lines totaled 397 MBbl/d, up 15 percent compared with the same period last year, after adjusting for the September 2010 deconsolidation of Overland Pass, due primarily to higher volumes gathered on Arbuckle Pipeline and in the Mid-Continent; and down 1 percent compared with the fourth quarter 2010;

•
NGLs transported on distribution lines totaled 461 MBbl/d, down 1 percent compared with the same period last year and the fourth quarter 2010 due primarily to weather-related outages in the Mid-Continent; and

•
The Conway-to-Mont Belvieu average price differential for ethane, based on Oil Price Information Service (OPIS) pricing, was 15 cents per gallon, up 88 percent compared with the same period last year and the fourth quarter 2010.

GROWTH ACTIVITIES:

During 2010 and in 2011, the partnership announced approximately $2.7 billion to $3.3 billion in growth projects that include:

•	Approximately $910 million to $1.2 billion of natural gas liquids projects by late 2013 that include:
-
The construction of a 570-plus-mile, 16-inch NGL pipeline, the Sterling III Pipeline, expected to cost approximately $610 million to $810 million, to transport either unfractionated NGLs or NGL purity products from the Mid-Continent region to the Texas Gulf Coast;

-	The reconfiguration of its existing Sterling I and II NGL distribution pipelines to transport either unfractionated NGLs or NGL purity products; and

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ONEOK Partners Announces Significantly Higher First-quarter 2011 Financial Results;
Reaffirms 2011 Earnings Guidance

May 3, 2011

-	The construction of a new 75 MBbl/d natural gas liquids fractionator, MB-2, at Mont Belvieu, Texas, that is expected to cost approximately $300 million to $390 million;

•
Approximately $350 million to $415 million by the end of 2011 to construct the Garden Creek plant, a new 100 MMcf/d natural gas processing facility in the Bakken Shale in the Williston Basin in North Dakota, which is expected to be in service in the fourth quarter of 2011, and related expansions; and for new well connections, expansions and upgrades to the existing natural gas gathering system infrastructure;

•
Approximately $300 million to $355 million by the end of 2012 to construct the Stateline I plant, a new 100 MMcf/d natural gas processing facility in the Bakken Shale in the Williston Basin in North Dakota, which is expected to be in service in the third quarter of 2012, and related NGL infrastructure;  expansions and upgrades to the existing gathering and compression infrastructure; and new well connections;

•
Approximately $260 million to $305 million by the end of 2014 to construct the Stateline II plant, a new 100 MMcf/d natural gas processing facility in the Bakken Shale in the Williston Basin in North Dakota, which is expected to be in service in the first half of 2013; expansions and upgrades to the existing gathering and compression infrastructure; and new well connections;

•
Approximately $595 million to $730 million of natural gas liquids projects by the first half of 2013 that include the construction of a 525- to 615-mile NGL pipeline to transport unfractionated NGLs produced from the Bakken Shale in the Williston Basin to the Overland Pass Pipeline, a 760-mile NGL pipeline extending from southern Wyoming to Conway, Kan.; related capacity expansions for ONEOK Partners’ 50-percent interest in the Overland Pass Pipeline to transport the additional unfractionated NGL volumes from the new Bakken Pipeline; and expansion of the partnership’s fractionation capacity at Bushton, Kan., by 60 MBbl/d to accommodate the additional NGL volumes;

•
Approximately $180 million to $240 million by the first half of 2012 to construct more than 230 miles of 10- and 12-inch diameter NGL pipelines that will expand the partnership's existing Mid-Continent NGL gathering system in the Cana-Woodford and Granite Wash areas, which, when completed, is expected to add approximately 75 to 80 MBbl/d bpd of raw, unfractionated NGLs to the partnership's existing NGL gathering systems in the Mid-Continent and the Arbuckle Pipeline. These investments include connecting to three new third-party natural gas processing facilities with total expected capacity of 510 MMcf/d and to three existing third-party natural gas processing facilities that are being expanded; and installing additional pump stations on the Arbuckle Pipeline to increase its capacity to 240 MBbl/d;

•	Approximately $36 million for the installation of seven additional pump stations along the existing Sterling I NGL distribution pipeline, increasing its capacity by 15 MBbl/d,

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ONEOK Partners Announces Significantly Higher First-quarter 2011 Financial Results;
Reaffirms 2011 Earnings Guidance

May 3, 2011

which will be supplied by Mid-Continent NGL infrastructure. Installation began last year and is expected to be completed in the second half of 2011; and

•	Approximately a $55 million investment in 2010 in the Cana-Woodford Shale in Oklahoma, with projects in both the natural gas gathering and processing and the natural gas liquids segments.

2011 EARNINGS OUTLOOK

ONEOK Partners reaffirmed its 2011 net income guidance of $525 million to $575 million and its distributable cash flow range of $625 million to $675 million.

Capital expenditures for 2011 are expected to remain approximately $1.1 billion, comprised of approximately $1.0 billion in growth capital and $105 million in maintenance capital.

The partnership’s interest expense is expected to increase approximately $12 million to reflect the financing of Overland Pass Pipeline at the partnership level instead of the joint-venture level that was assumed in guidance.  This amount will be offset by a $12 million increase in equity earnings for Overland Pass Pipeline.

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK Partners and ONEOK management will conduct a joint conference call on Wednesday, May 4, 2011, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time).  The call will also be carried live on ONEOK Partners’ and ONEOK’s websites.

To participate in the telephone conference call, dial 866-261-7147, pass code 1524937, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ website, www.oneokpartners.com, and ONEOK’s website, www.oneok.com, for 30 days.  A recording will be available by phone for seven days.  The playback call may be accessed at 866-837-8032 pass code 1524937.

LINK TO EARNINGS TABLES:

http://www.oneokpartners.com/~/media/ONEOKPartners/EarningsTables/OKS_Q1_2011_Earnings_klw83h1.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURES

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ONEOK Partners Announces Significantly Higher First-quarter 2011 Financial Results;
Reaffirms 2011 Earnings Guidance

May 3, 2011

ONEOK Partners has disclosed in this news release anticipated EBITDA and DCF levels that are non-GAAP financial measures.  EBITDA and DCF are used as a measure of the partnership’s financial performance.  EBITDA is defined as net income adjusted for interest expense, depreciation and amortization, income taxes and allowance for equity funds used during construction.  DCF is defined as EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for distributions received and certain other items.

The partnership believes the non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within its industry.

EBITDA and DCF should not be considered an alternative to net income, earnings per unit or any other measure of financial performance presented in accordance with GAAP.

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that is available for distributions or that is planned to be distributed for a given period nor do they equate to available cash as defined in the partnership agreement.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the website at www.oneokpartners.com.

For the latest news about ONEOK Partners, follow us on Twitter @ONEOKPartners.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended.  The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,”

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ONEOK Partners Announces Significantly Higher First-quarter 2011 Financial Results;
Reaffirms 2011 Earnings Guidance

May 3, 2011

“goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

●	the effects of weather and other natural phenomena, including climate change, on our operations, demand for our services and energy prices;
●
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

●	the capital intensive nature of our businesses;
●	the profitability of assets or businesses acquired or constructed by us;
●	our ability to make cost-saving changes in operations;
●	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
●	the uncertainty of estimates, including accruals and costs of environmental remediation;
●	the timing and extent of changes in energy commodity prices;
●
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

●
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

●	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;
●	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
●	conflicts of interest between us, our general partner, ONEOK Partners GP, and related parties of ONEOK Partners GP;
●	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;
●
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt or have other adverse consequences;

●	actions by rating agencies concerning the credit ratings of us or the parent of our general partner;
●
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC), the Pipeline and Hazardous Materials Safety Administration (PHMSA) and the Environmental Protection Agency (EPA);

●	our ability to access capital at competitive rates or on terms acceptable to us;
●	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
●	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;
●	the impact and outcome of pending and future litigation;
●	the ability to market pipeline capacity on favorable terms, including the effects of:
- future demand for and prices of natural gas and NGLs;
- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas; and
- availability of additional storage capacity;

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ONEOK Partners Announces Significantly Higher First-quarter 2011 Financial Results;
Reaffirms 2011 Earnings Guidance

May 3, 2011

●	performance of contractual obligations by our customers, service providers, contractors and shippers;
●	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
●
our ability to acquire all necessary permits, consents and other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

●	the mechanical integrity of facilities operated;
●	demand for our services in the proximity of our facilities;
●	our ability to control operating costs;
●	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
●	economic climate and growth in the geographic areas in which we do business;
●	the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, including liquidity risks in U.S. credit markets;
●	the impact of recently issued and future accounting updates and other changes in accounting policies;
●	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
●	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
●
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

●	the impact of unsold pipeline capacity being greater or less than expected;
●	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
●	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
●	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
●	the impact of potential impairment charges;
●	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
●	our ability to control construction costs and completion schedules of our pipelines and other projects; and
●	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in the Annual Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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ONEOK Partners Announces Significantly Higher First-quarter 2011 Financial Results;
Reaffirms 2011 Earnings Guidance

May 3, 2011

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended
	March 31,
(Unaudited)	2011	2010
	(Thousands of dollars, except per unit amounts)

Revenues	$2,499,610	$2,204,006
Cost of sales and fuel	2,170,056	1,942,881
Net margin	329,554	261,125
Operating expenses
Operations and maintenance	95,142	87,205
Depreciation and amortization	42,730	43,871
General taxes	13,601	9,101
Total operating expenses	151,473	140,177
Loss on sale of assets	(510	(786)
Operating income	177,571	120,162
Equity earnings from investments	32,092	21,116
Allowance for equity funds used during construction	466	247
Other income	2,385	1,850
Other expense	(614	(342)
Interest expense	(57,268	(54,153)
Income before income taxes	154,632	88,880
Income taxes	(3,575	(4,860)
Net income	151,057	84,020
Less: Net income attributable to noncontrolling interests	147	152
Net income attributable to ONEOK Partners, L.P.	$150,910	$83,868

Limited partners' interest in net income:
Net income attributable to ONEOK Partners, L.P.	$150,910	$83,868
General partner's interest in net income	(32,642	(27,387)
Limited partners' interest in net income	$118,268	$56,481

Limited partners' net income per unit, basic and diluted	$1.16	$0.57

Number of units used in computation (thousands)	101,908	99,721

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ONEOK Partners Announces Significantly Higher First-quarter 2011 Financial Results;
Reaffirms 2011 Earnings Guidance

May 3, 2011

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
(Unaudited)	2011	2010
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$617,403	$898
Accounts receivable, net	759,246	815,141
Affiliate receivables	1,514	5,161
Gas and natural gas liquids in storage	232,219	317,159
Commodity imbalances	75,907	92,353
Other current assets	45,350	48,060
Total current assets	1,731,639	1,278,772

Property, plant and equipment
Property, plant and equipment	5,995,839	5,857,000
Accumulated depreciation and amortization	1,138,326	1,099,548
Net property, plant and equipment	4,857,513	4,757,452

Investments and other assets
Investments in unconsolidated affiliates	1,186,588	1,188,124
Goodwill and intangible assets	659,287	661,204
Other assets	47,277	34,548
Total investments and other assets	1,893,152	1,883,876
Total assets	$8,482,304	$7,920,100

Liabilities and partners' equity
Current liabilities
Current maturities of long-term debt	$11,931	$236,931
Notes payable	-	429,855
Accounts payable	810,487	852,330
Affiliate payables	25,921	29,765
Commodity imbalances	249,095	291,110
Accrued interest	77,716	49,606
Other current liabilities	85,827	84,545
Total current liabilities	1,260,977	1,974,142

Long-term debt, excluding current maturities	3,873,234	2,581,572

Deferred credits and other liabilities	95,025	87,393

Commitments and contingencies

Equity
ONEOK Partners, L.P. partners’ equity:
General partner	95,732	94,691
Common units: 65,413,677 units issued and outstanding at March 31, 2011 and December 31, 2010	1,826,864	1,825,521
Class B units: 36,494,126 units issued and outstanding at March 31, 2011 and December 31, 2010	1,346,072	1,345,322
Accumulated other comprehensive income (loss)	(20,728)	6,283
Total ONEOK Partners, L.P. partners' equity	3,247,940	3,271,817

Noncontrolling interests in consolidated subsidiaries	5,128	5,176

Total equity	3,253,068	3,276,993
Total liabilities and equity	$8,482,304	$7,920,100
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ONEOK Partners Announces Significantly Higher First-quarter 2011 Financial Results;
Reaffirms 2011 Earnings Guidance

May 3, 2011

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS	Three Months Ended
	March 31,
(Unaudited)	2011	2010
	(Thousands of dollars)
Operating activities
Net income	$151,057	$84,020
Depreciation and amortization	42,730	43,871
Allowance for equity funds used during construction	(466)	(247)
Loss on sale of assets	510	786
Deferred income taxes	1,940	1,239
Equity earnings from investments	(32,092)	(21,116)
Distributions received from unconsolidated affiliates	27,607	21,998
Changes in assets and liabilities:
Accounts receivable	55,895	172,824
Affiliate receivables	3,647	(1,538)
Gas and natural gas liquids in storage	84,940	(1,764)
Accounts payable	(36,141)	(168,406)
Affiliate payables	(3,844)	(4,883)
Commodity imbalances, net	(25,569)	(56,558)
Accrued interest	28,110	23,045
Other assets and liabilities	(20,818)	(37,792)
Cash provided by operating activities	277,506	55,479

Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(144,826)	(35,827)
Contributions to unconsolidated affiliates	(250)	(197)
Distributions received from unconsolidated affiliates	4,904	1,531
Proceeds from sale of assets	516	138
Cash used in investing activities	(139,656)	(34,355)

Financing activities
Cash distributions:
General and limited partners	(147,776)	(132,086)
Noncontrolling interests	(195)	(368)
Borrowing (repayment) of notes payable, net	(429,855)	(213,000)
Issuance of long-term debt, net of discounts	1,295,450	-
Long-term debt financing costs	(10,986)	-
Repayment of long-term debt	(227,983)	(2,983)
Issuance of common units, net of discounts	-	322,721
Contribution from general partner	-	6,820
Cash provided by (used in) financing activities	478,655	(18,896)
Change in cash and cash equivalents	616,505	2,228
Cash and cash equivalents at beginning of period	898	3,151
Cash and cash equivalents at end of period	$617,403	$5,379

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ONEOK Partners Announces Significantly Higher First-quarter 2011 Financial Results;
Reaffirms 2011 Earnings Guidance

May 3, 2011

ONEOK Partners, L.P. and Subsidiaries
INFORMATION AT A GLANCE

	Three Months Ended
	March 31,
(Unaudited)	2011	2010
	(Millions of dollars, except as noted)
Natural Gas Gathering and Processing
Net margin	$93.7	$81.3
Operating costs	$38.1	$34.4
Depreciation and amortization	$16.2	$14.7
Operating income	$39.4	$32.2
Equity earnings from investments	$6.2	$5.7
Natural gas gathered (Bbtu/d) (a)	992	1,092
Natural gas processed (Bbtu/d) (a)	641	664
NGL sales (MBbl/d) (a)	44	43
Residue gas sales (BBtu/d) (a)	274	275
Realized composite NGL net sales price ($/gallon) (a) (b)	$1.09	$0.99
Realized condensate net sales price ($/Bbl) (a) (b)	$76.25	$62.39
Realized residue gas net sales price ($/MMBtu) (a) (b)	$6.06	$5.20
Realized gross processing spread ($/MMBtu) (a) (b)	$8.33	$6.37
Capital expenditures - growth	$104.0	$15.5
Capital expenditures - maintenance	$5.5	$3.6
(a) - Includes volumes for consolidated entities only.
(b) - Presented net of the impact of hedging activities and includes equity volumes only.

Natural Gas Pipelines
Net margin	$75.1	$78.6
Operating costs	$27.0	$22.8
Depreciation and amortization	$11.3	$10.9
Operating income	$36.8	$44.9
Equity earnings from investments	$21.0	$15.1
Natural gas transportation capacity contracted (MDth/d) (a) (b)	5,608	5,906
Transportation capacity subscribed (a)	87%	91%
Average natural gas price Mid-Continent region ($/MMBtu) (a)	$4.10	$5.03
Capital expenditures - growth	$5.1	$2.0
Capital expenditures - maintenance	$2.5	$1.2
(a) - Includes volumes for consolidated entities only.
(b) - Unit of measure converted from MMcf/d in third quarter 2010. Prior periods have been recast to reflect this change.

Natural Gas Liquids
Net margin	$160.3	$104.0
Operating costs	$43.9	$41.0
Depreciation and amortization	$15.3	$18.3
Operating income	$100.7	$43.9
Equity earnings from investments	$4.8	$0.4
NGL sales (MBbl/d) (a)	478	427
NGLs fractionated (MBbl/d) (a)	488	492
NGLs transported-gathering lines (MBbl/d) (a) (b)	397	441
NGLs transported-distribution lines (MBbl/d) (a)	461	467
Conway-to-Mont Belvieu OPIS average price differential
Ethane ($/gallon)	$0.15	$0.08
Capital expenditures - growth	$24.2	$11.6
Capital expenditures - maintenance	$3.4	$4.2
(a) - Includes volumes for consolidated entities only.
(b) 2010 volume information includes 96 MBbl/d related to Overland Pass Pipeline Company which is accounted for under the equity method in 2011.

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ONEOK Partners Announces Significantly Higher First-quarter 2011 Financial Results;
Reaffirms 2011 Earnings Guidance

May 3, 2011

ONEOK Partners, L.P. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended
	March 31,
(Unaudited)	2011	2010
	(Thousands of dollars, except per unit amounts)

Reconciliation of Net Income to EBITDA and Distributable Cash Flow
Net income	$151,057	$84,020
Interest expense	57,268	54,153
Depreciation and amortization	42,730	43,871
Income taxes	3,575	4,860
Allowance for equity funds used during construction	(466)	(247)
EBITDA	254,164	186,657
Interest expense	(57,268)	(54,153)
Maintenance capital	(11,474)	(9,386)
Equity earnings from investments	(32,092)	(21,116)
Distributions received from unconsolidated affiliates	32,511	23,529
Other	(1,320)	(3,203)
Distributable cash flow	$184,521	$122,328

Distributions to general partner	(32,620)	(28,544)
Distributable cash flow to limited partners	$151,901	$93,784

Distributions declared per limited partner unit	$1.15	$1.11
Coverage ratio	1.30	0.85

Number of units used in computation (thousands)	101,908	99,721